400 Collins Road NE Cedar Rapids, Iowa 52498

EXHIBIT 99.1 News Release

Rockwell Collins reports fiscal year 2009 earnings per share of $3.73

o	Fiscal year 2009 sales of $4.47 billion decreased 6% and earnings per share of $3.73 decreased 10% from 2008
o	Fiscal year 2009 results include a $21 million restructuring charge ($14 million after-tax, or 9 cents per share)
o	Fiscal year 2009 operating cash flow of $633 million increased 2 percent compared to fiscal year 2008

CEDAR RAPIDS, Iowa (Nov. 3, 2009) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2009 of $594 million, a decrease of $84 million, or 12 percent from fiscal year 2008 net income of $678 million.  Earnings per share decreased 10 percent to $3.73 compared to earnings per share of $4.16 a year ago.

Fiscal year 2009 revenues decreased approximately $300 million, or 6 percent, to $4.47 billion compared to revenues of $4.77 billion last year.  Fiscal year 2009 total segment operating margin was 21.4 percent compared to 21.9 percent last year.

For the fiscal year 2009 fourth quarter, net income decreased $48 million, or 26 percent, to $134 million from $182 million last year.  Earnings per share declined 29 cents, or 26 percent, to $0.84 compared to earnings per share of $1.13 for the same period a year ago.  Results for the fourth quarter of 2009 include a charge of $21 million ($14 million after-tax, or 9 cents per share) primarily related to the closing of the company’s San Jose, California facility, asset impairments and other restructuring activities.  Results for the fourth quarter of 2008 include a benefit related to a retroactive catch up for the renewal of the Federal R&D Tax Credit, which, net of related incentive compensation cost, increased earnings per share by about 8 cents.  Excluding the impact of these items, earnings per share would have declined 11%, from $1.05 in the fourth quarter of 2008 to $0.93 in the fourth quarter of 2009.  Revenues in the quarter decreased $87 million, or 7%, to $1.19 billion from revenues of $1.28 billion last year.

“During a year defined by significant challenges in the commercial aerospace environment, our company continued to benefit from its structural balance and diversification.  Although our Commercial Systems business suffered from a decline in revenues and profitability due to market circumstances beyond our control, we were able to partially offset these impacts through the strength of our Government Systems business which realized record levels of sales and profitability,” said Chairman, President and Chief Executive Officer Clay Jones.  “The benefits of this balance, as well as our focus on maximizing the efficiency of our operations, led to the company generating a record level of operating cash flow during 2009.  This strong operating cash flow enabled us to continue investments in both acquisition and organic growth opportunities.”

“Despite continued economic uncertainty,” continued Jones, “we are beginning to see signs of stabilization in our commercial markets.  We believe conditions will improve sequentially through 2010, and expect the first fiscal quarter will be the low water mark of this cycle.”

Following is a discussion of fiscal year 2009 fourth quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved fourth quarter sales of $741 million, an increase of $105 million, or 17 percent, compared to the $636 million reported for the same period last year.  Incremental sales from the acquisitions of DataPath Inc. and SEOS Group Ltd. contributed a total of $66 million to Government Systems’ revenue growth.

Airborne solutions’ sales increased $16 million, or 3%, to $475 million.  Incremental sales from the acquisition of SEOS Group Ltd. contributed $5 million to Airborne solutions’ revenue growth.  Organic sales increased $11 million, or 2%, due primarily to higher sales of head-down displays for F-15 aircraft and increased Unmanned Aerial Vehicle (UAV) control systems revenues.  Surface solutions’ sales increased $89 million, or 50%, to $266 million.  Incremental sales from the acquisition of DataPath, Inc. contributed $61 million to Surface solutions’ revenue growth.  Organic sales increased $28 million, or 16%, as higher sales from a United Kingdom Ministry of Defence precision targeting system program, increased revenue from the Joint Tactical Radio System (JTRS) program and higher Joint Precision Approach and Landing System (JPALS) program revenue were partially offset by lower sales from Defense Advanced GPS Receiver (DAGR) and Ground-Based GPS Receiver Application Module (GB-GRAM) products.

Government Systems’ fourth quarter operating earnings increased 27% to $159 million, resulting in an operating margin of 21.5%, compared to operating earnings of $125 million, or an operating margin of 19.7%, for the same period last year.  The increase in operating earnings and margin were primarily due to higher sales and lower employee incentive compensation costs, partially offset by an increase in research and development costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved fourth quarter sales of $449 million, a decrease of $192 million, or 30%, compared to sales of $641 million reported for the same period last year.

Sales related to aircraft OEMs decreased $113 million, or 34%, to $220 million, primarily as a result of reduced production rates at business jet OEMs.  Aftermarket sales decreased $60 million, or 23%, to $205 million due primarily to lower retrofit and spares sales and reduced avionics service and support revenues for both airlines and business jet operators.  Sales of wide-body in-flight entertainment products and systems decreased $19 million, or 44%, to $24 million compared to the prior year period.

Commercial Systems’ fourth quarter operating earnings decreased to $71 million, resulting in an operating margin of 15.8%, compared to operating earnings of $144 million, or an operating margin of 22.5%, for the same period a year ago.  The decrease in operating earnings was due primarily to lower sales volumes, which were partially offset by reduced research and development expenses, lower employee incentive compensation costs and other cost savings.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments decreased $8 million, or 44%, to $10 million during the fourth quarter of fiscal year 2009 due to lower employee incentive compensation costs and other cost containment initiatives.  The company’s effective income tax rate of 29.5% for the fourth quarter of fiscal year 2009 was higher than the rate of 24.5% for the prior year period due primarily to the retroactive catch up for renewal of the Federal R&D Tax Credit in the fourth quarter of fiscal year 2008.

Utilizing the strength of its balance sheet and operating cash flow, during fiscal year 2009 the company continued executing on a capital deployment strategy targeted at enhancing shareowner value.

▪
Cash deployed for acquisitions totaled $146 million for the purchases of DataPath, Inc., a global leader in creating satellite-based communication networks and SEOS Group Ltd., a leading global supplier of highly realistic visual display solutions for commercial and military simulators.

▪
Dividends paid to shareowners in 2009 totaled $152 million, and the company deployed $153 million to repurchase 3.9 million shares of its common stock.  During the fourth quarter, the company’s board of directors increased the share repurchase authorization by $200 million and as of the 2009 fiscal year end the company had $209 million of authorized share repurchases remaining.

▪	Contributions made to the company’s defined benefit pension plans totaled $139 million including a $50 million contribution made during the company’s fourth quarter.

Fiscal Year 2010 Outlook

The following table is a complete summary of the company’s fiscal year 2010 financial guidance, which is unchanged from the financial guidance initially provided on September 17, 2009:

▪	Total sales	$4.6 Bil. to $4.8 Bil.

▪	Total segment operating margins	18.5% to 19.5%

▪	Earnings per share(1)	$3.35 to $3.55

▪	Cash flow from operations(2)	$600 Mil. to $700 Mil.

▪	Research & development costs	$870 Mil. to $900 Mil.

▪	Capital expenditures	about $135 Mil.

(1)
Based on an expected effective income tax rate in the range of 30% to 31%.  The projected effective tax rate assumes the Federal Research and Development Tax Credit (Federal R&D Tax Credit) is available for the entire fiscal year, although legislation extending the Federal R&D Tax Credit beyond December 31, 2009 has yet to be enacted.

(2)
Projected cash provided by operating activities range accommodates a qualified defined benefit pension plan contribution of $98 million that was made in the first week of the company’s fiscal year 2010.

Fourth Quarter Business Highlights

US Air Force selected Rockwell Collins KC-135 Block 45 upgrade program.  The U.S. Air Force selected Rockwell Collins for the Engineering, Manufacturing and Development (EMD) phase of the KC-135 Block 45 cockpit upgrade program. During the EMD phase, the company will modernize two prototype KC-135 refueling tanker flight decks, establishing the production baseline for 415 additional KC-135 aircraft expected to receive the Block 45 upgrade.

Rockwell Collins delivered Ground Soldier Ensemble prototypes.  Rockwell Collins, together with its teammate Elbit Systems of America, created a full soldier system prototype that improves upon combat-proven displays and navigation systems originally developed for the Land Warrior program, and incorporates superior video processing, mass storage, computing and information assurance capabilities.

Rockwell Collins introduced the MicroDAGR GPS receiver.  The MicroDAGR provides dismounted soldiers with real-time position, navigation, moving maps and timing information on a full-color touch screen display, and is small enough to be worn on the wrist, attached to a lanyard or placed in a pocket.

Brazilian Ministry of Defense selected Rockwell Collins to provide SATCOM terminals.  Rockwell Collins, through its Swedish subsidiary (formerly SWE-DISH Satellite Systems AB), was chosen by the Ministry of Defense of Brazil to provide suitcase satellite communication (SATCOM) terminals. SWE-DISH Satellite Systems AB, and its parent company DataPath Inc., were acquired by Rockwell Collins in May 2009.

Rockwell Collins Pro Line Fusion underwent first customer test flight on Global Express XRS.  Pro Line FusionTM , Rockwell Collins’ next-generation avionics system for business and regional aircraft, has successfully completed the first customer test flight on a Bombardier Global Express XRS aircraft. Rockwell Collins serves as the avionics systems integrator for the Global Vision flight deck on Bombardier's Global Express XRS and Global 5000 aircraft.

China Southern Airlines selected Rockwell Collins avionics.  China Southern Airlines selected Rockwell Collins to provide its MultiScan™ weather radar, GLU-920 Multi-Mode Receiver (MMR) and advanced sensors for 10 Airbus A330 aircraft, with deliveries scheduled to start March 2010.

Three Twenty Holdings, Ltd. selected Rockwell Collins avionics for 25 new A320 aircraft.  Three Twenty Holdings, Ltd. selected a full suite of Rockwell Collins avionics, including the MultiScan™ Hazard Detection System, for installation on 25 new A320 aircraft. Deliveries began in September 2009.

Mesaba signed sixteen-year Dispatch service agreement with Rockwell Collins.  Mesaba Airlines, a Northwest/Delta operator, selected Rockwell Collins to provide avionics service and support for its fleet of 41 CRJ900 and 19 CRJ200 aircraft.  Under a 16 year Dispatch agreement, Rockwell Collins will provide Mesaba with avionics component repairs and inventory that is pre-positioned at multiple service locations.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on November 3, 2009.  Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com.  Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software.  The call will be available for replay on the Internet at www.rockwellcollins.com through December 5, 2009.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in the currently volatile economic and financial market conditions; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism and declining defense budgets on government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; risk that legislation extending the Federal Research & Development Tax Credit beyond December 31, 2009 is not passed during this fiscal year; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2009	2008	2009	2008

Sales
Government Systems	$741	$636	$2,579	$2,366
Commercial Systems	449	641	1,891	2,403
Total sales	$1,190	$1,277	$4,470	$4,769

Segment operating earnings
Government Systems	$159	$125	$602	$486
Commercial Systems	71	144	353	560
Total segment operating earnings	230	269	955	1,046

Interest expense	(6)	(6)	(18)	(21)
Stock-based compensation	(3)	(4)	(18)	(19)
General corporate, net	(10)	(18)	(31)	(53)
Restructuring and asset impairment charges (1)	(21)	-	(21)	-
Income before income taxes	190	241	867	953

Income tax provision (2)(3)	(56)	(59)	(273)	(275)
Net income	$134	$182	$594	$678

Diluted earnings per share	$.84	$1.13	$3.73	$4.16

Weighted average diluted shares outstanding	159.2	160.6	159.4	162.9

The company operates on a 52/53 week fiscal year ending on the Friday closest to September 30.  For ease of presentation September 30 is utilized to represent the fiscal year end date.  2009 was a 52 week fiscal year and the fourth quarter of 2009 was a 13 week quarter.  2008 was a 53 week fiscal year and the fourth quarter of 2008 was a 14 week quarter.

(1)  Represents severance and asset impairment charges primarily related to the company’s plans to reduce workforce and close its San Jose, California facility and relocate engineering, service and production work to other locations.

(2)  The company’s effective income tax rate for the fourth quarter of fiscal year 2009 was 29.5% compared to 24.5% for the fourth quarter of fiscal year 2008.  The lower effective income tax rate in the fiscal year 2008 fourth quarter was primarily due to the recognition of approximately an 8 percentage point tax benefit related to the renewal of the Federal R&D Tax Credit which was retroactive to January 1, 2008 as a result of legislation signed into law during that quarter.

(3)  The company’s effective income tax rate for fiscal year 2009 was 31.5% compared to 28.9% for the same period a year ago.  The effective income tax rate for fiscal year 2008 reflects the benefit related to the favorable resolution of certain tax settlements.

Use of Non-GAAP Financial Information

The non-GAAP earnings per share information included and reconciled to GAAP in the 3rd paragraph of this press release is believed to be useful to investors’ understanding and assessment of our ongoing operations.  These non-GAAP earnings per share results are intended to clarify the impact that the 2009 restructuring charge and the 2008 tax-related items had on our year-over-year comparative results.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months and years ended September 30, 2009 and 2008 (unaudited, in millions):

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2009	2008	2009	2008

Government Systems’ sales by product category:
Airborne solutions	$475	$459	$1,761	$1,662
Surface solutions	266	177	818	704
Total	$741	$636	$2,579	$2,366

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$24	$43	$85	$142
All other air transport aviation electronics	239	287	901	1,115
Total air transport aviation electronics	263	330	986	1,257
Business and regional aviation electronics	186	311	905	1,146
Total	$449	$641	$1,891	$2,403

Commercial Systems’ sales by type of product or service:
Original equipment	$220	$333	$970	$1,269
Aftermarket	205	265	836	992
Wide-body in-flight entertainment products	24	43	85	142
Total Commercial Systems sales	$449	$641	$1,891	$2,403

Wide-body in-flight entertainment (Wide-body IFE) products relate to sales of twin-aisle IFE products and systems to customers in the air transport aviation electronics market.  Ongoing air transport aviation electronics relate to all other air transport sales, including service and support sales for installed Wide-body IFE products.  The company has separated out its Wide-body IFE products sales to reflect the company’s decision in 2005 to shift research and development resources away from these products.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)
	Sept. 30,	Sept. 30,
	2009	2008
Assets
Cash and cash equivalents	$235	$175
Receivables, net	913	950
Inventories	943	970
Current deferred income taxes	154	139
Other current assets	117	104
Total current assets	2,362	2,338

Property	719	680
Goodwill and intangible assets	964	807
Long-term deferred income taxes	371	144
Other assets	229	175
Total assets	$4,645	$4,144

Liabilities and shareowners’ equity
Short-term debt	$-	$287
Accounts payable	366	419
Compensation and benefits	199	295
Advance payments from customers	349	308
Product warranty costs	217	226
Other current liabilities	228	205
Total current liabilities	1,359	1,740

Long-term debt, net	532	228
Retirement benefits	1,254	600
Other liabilities	208	168

Shareowners' equity	1,292	1,408
Total liabilities and shareowners’ equity	$4,645	$4,144

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)
	Years Ended
	Sept. 30
	2009	2008
Operating Activities:
Net income	$594	$678
Adjustments to arrive at cash provided by operating activities:
Restructuring and asset impairment charge	21	-
Depreciation	114	106
Amortization of intangible assets	30	23
Stock-based compensation	18	19
Compensation and benefits paid in common stock	63	65
Tax benefit from the exercise of stock options	2	8
Excess tax benefit from stock-based compensation	(2)	(8)
Deferred income taxes	88	73
Pension plan contributions	(139)	(14)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	39	(68)
Inventories	12	(176)
Accounts payable	(63)	26
Compensation and benefits	(122)	(10)
Advance payments from customers	15	4
Income taxes	-	(67)
Other assets and liabilities	(37)	(39)
Cash Provided by Operating Activities	633	620

Investing Activities:
Property additions	(153)	(171)
Acquisition of businesses, net of cash acquired	(146)	(105)
Acquisition of intangible assets	(2)	(8)
Proceeds from disposition of property	-	1
Other investing activities	(1)	(1)
Cash Used for Investing Activities	(302)	(284)

Financing Activities:
Purchases of treasury stock	(153)	(576)
Cash dividends	(152)	(129)
(Decrease) increase in short-term borrowings	(287)	287
Increase in long-term borrowings	296	-
Proceeds from exercise of stock options	19	17
Excess tax benefit from stock-based compensation	2	8
Cash Used for Financing Activities	(275)	(393)

Effect of exchange rate changes on cash and cash equivalents	4	1

Net Change in Cash and Cash Equivalents	60	(56)
Cash and Cash Equivalents at Beginning of Period	175	231
Cash and Cash Equivalents at End of Period	$235	$175

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